Exhibit 10.25

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is effective as of the 20th day of July, 2016 between Encana Corporation (the “Corporation”), and                      (the “Indemnified Party”).

RECITALS:

A. The Board of Directors of the Corporation (the “Board”) considers it in the best interests of the Corporation to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Corporation to the extent permitted by law.

B. By-law No. 1 of the Corporation contemplates that the Indemnified Party may be indemnified in certain circumstances.

C. Any previously entered into an indemnification agreement between the Corporation and the Indemnified Party dealing with this subject matter is intended to be superseded by this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

1. Interpretation

1.1 Definitions. In this Agreement, the following terms have the following meaning:

“Act” means the Canada Business Corporations Act and the regulations made thereto, as from time to time amended, and every statute that may be substituted therefor, and in the case of such amendment or substitution, any reference to the Act in this Agreement refers to the amended or substituted provisions therefor.

“Agreement” means this indemnification agreement, as it may be amended or restated from time to time and the words “Article” and “Section” followed by a number mean and refer to the specified article or section of this indemnification agreement.

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Calgary, Alberta.

“Losses” means all costs, charges, expenses (including other out-of-pocket expenses for attending discoveries, trials, hearings and meetings to prepare for those proceedings), losses, damages, Taxes, fees (including any legal, professional or advisory fees or disbursements reasonably incurred), awards, settlements, liabilities, fines, penalties, statutory obligations or amounts paid to settle or dispose of a claim or satisfy a judgment, in each case, which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of a threatened, pending or completed Proceeding.

“Proceeding” means a claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether threatened, reasonably anticipated, pending, commenced, continuing or completed, and any appeal, and whether or not brought by the Corporation or other entity described in Section 3.3, as applicable.

“Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof, but excludes taxes on any fees, salary or other form of director or officer compensation the Indemnified Party receives.

1.2 Other Defined Terms. Words and expressions defined in the Act have the same meanings when used herein.

1.3 Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.4 Certain Phrases. In this Agreement:

1.4.1 the words “including” and “includes” mean “including (or includes) without limitation”; and

1.4.2 in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and if the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.5 Headings, etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

2. Indemnification. The Corporation will, subject to Section 3, indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

2.1 from and against all Losses sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other Proceeding to which the Indemnified Party is involved in by reason of being or having been a director or officer of the Corporation or other entity described in Section 3.3, as applicable; and

2.2 from and against all Losses sustained or incurred by the Indemnified Party as a result of serving as a director or officer of the Corporation in respect of any act, matter, deed or thing whatsoever made, done, committed, omitted, permitted or acquiesced in by the Indemnified Party as director or officer of the Corporation or other entity described in Section 3.3, as applicable, whether before or after the effective date of this Agreement and whether or not related to a Proceeding.

3. Entitlement to Indemnification

3.1 The rights provided to an Indemnified Party hereunder will, subject to applicable law, apply without reduction to an Indemnified Party provided that: (a) the Indemnified Party acted honestly and in good faith with the view to the best interests of the Corporation or other entity described in Section 3.3, as applicable; and (b) in the case of a criminal or administrative action or Proceeding that is enforced by a monetary penalty, the Indemnified party had reasonable grounds for believing that his conduct was lawful.

3.2 This indemnity will not apply to: (a) claims initiated by the Indemnified Party against the Corporation or any other entity described in Section 3.3, as applicable, except for claims relating to the enforcement of this Agreement; (b) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or other entity described in Section 3.3, as applicable, has joined with the Indemnified Party in or consented to the initiation of that Proceeding, and (c) claims by the Corporation for the forfeiture and recovery by the Corporation of bonuses or other compensation received by the Indemnified Party from the Corporation due to the Indemnified Party’s violation of applicable securities or other laws. To the extent prior court or other approval is required in connection with any indemnification obligation of the Corporation hereunder, the Corporation will seek and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances.

3.3 The indemnities in this Agreement also apply to an Indemnified Party in respect to his service at the Corporation’s request as: (a) an officer or director of another corporation; or (b) a similar role with another entity, including a partnership, trust, joint venture or other unincorporated entity.

3.4 In respect of a Proceeding by or on behalf of the Corporation or other entity described in Section 3.3, as applicable, to procure a judgment in its favour to which the Indemnified Party is made a party because of the Indemnified Party’s association with the Corporation or other entity described in Section 3.3, as applicable, the Corporation shall, at the Indemnified Party’s request and at the Corporation’s cost, promptly make an application for approval of a court of competent jurisdiction to indemnify the Indemnified Party against all Losses in connection with such Proceeding.

4. Presumptions/Knowledge. The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for any purposes of determining the right to indemnification under this Agreement.

5. Notice by Indemnified Party. As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement other than a Proceeding commenced by the Corporation, the Indemnified Party will give written notice to the Corporation. Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification, except and only to the extent that the Corporation demonstrates that the failure results in the forfeiture by the Corporation of substantive rights or defenses. Upon receipt of such notice, the Corporation will give prompt notice of the Proceeding to any applicable insurer from whom the Corporation has purchased insurance that may provide coverage to the Indemnified Party in respect of the Proceeding.

6. Investigation by Corporation. The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 5, and will pay all costs of that investigation. Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, co-operate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would reasonably prejudice: (a) his defence; (b) his ability to fulfill his business obligations; or (c) his business and/or personal affairs. The Indemnified Party will, for the period of time that he cooperates with the Corporation with respect to an investigation, be compensated by the Corporation at the rate per day (or partial day) equivalent to the per diem that is payable by the Corporation to members of the Board in connection with their attendance at Board meetings, including a reimbursement for travelling and other expenses properly incurred by the Indemnified Party in connection therewith, such expenses to be reimbursed in the same manner as similar expenses for attendance at Board meetings are reimbursed. The Indemnified Party will not be entitled to the per diem if he is employed as an officer of the Corporation on such day.

7. Defence of Action. Promptly after receiving written notice of any Proceeding or threatened Proceeding from the Indemnified Party, the Corporation shall, except as specified in Section 8, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified Party, provided that such counsel is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Proceeding. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party hereby consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith. The Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation and its insurers all information reasonably required to defend or prosecute the Proceeding.

8. Right to Independent Legal Counsel. If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned on any of his actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense to act on the Indemnified Party’s behalf to provide initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will not be entitled to continued representation by independent counsel at the Corporation’s expense beyond the initial assessment unless (i) the parties reasonably agree that there is conflict of interest between the Corporation and the Indemnified Party, on the one hand, and the Corporation, on the other hand, and the Indemnified Party shall have been advised by its counsel that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them or (ii) the Corporation has not appointed counsel pursuant to Section 7 in a timely manner.

9. Partial Indemnification. If it is determined by a court of competent jurisdiction that the Indemnified Party is entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

10. Payment for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or another entity, or acting in a capacity similar to an officer or director of another entity, at the Corporation’s request, a witness or participant other than as a named party in a Proceeding, the Corporation will pay to the Indemnified Party all out-of-pocket Expenses actually incurred by or on behalf of the Indemnified Party in connection therewith. The Indemnified Party will also be compensated by the Corporation at the rate per day (or partial day) equivalent to the per diem that is payable by the Corporation to members of the Board in connection with their attendance at Board meetings provided that the Indemnified Party will not be entitled to the per diem if he is a full-time employee of the Corporation on such day.

11. Losses Advances. Subject to applicable law, the Corporation will, upon request by the Indemnified Party, make advances (“Losses Advances”) to the Indemnified Party of all Losses for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant Proceeding. Losses Advances may include anticipated Losses. In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is legally entitled to indemnification in accordance with this Agreement, along with sufficient particulars of the Losses to be covered by the proposed Losses Advance to enable the Corporation to make an assessment of its reasonableness. The Indemnified Party’s entitlement to such Losses Advance will include those Losses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking an adjudication or award pursuant to this Agreement. The Corporation will make payment to the Indemnified Party within 10 days after the Corporation has received the foregoing information from the Indemnified Party. All Losses Advances for which indemnification is sought must relate to Losses anticipated within a reasonable time of the request.

The Indemnified Party will repay to the Corporation all Losses Advances not actually required and will repay all Losses Advances if it is determined by a court of competent jurisdiction that the conditions of Section 3 are not met. If requested by the Corporation, the Indemnified Party will provide a written undertaking to the Corporation confirming the Indemnified Party’s obligations under the preceding sentence as a condition to receiving a Losses Advance.

12. Indemnification Payments. Subject to Section 3 and with the exception of Losses Advances which are governed by Section 11, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim. The Corporation will, forthwith after any request for payment to or for an Indemnified Party, seek any court approval that may be required to permit payment. If the conditions of Section 3 are not met, the Corporation will not be required to pay the Indemnified Party any amounts pursuant to this indemnification and, further, the Indemnified Party will repay all amounts paid thereto by the Corporation pursuant to this indemnification.

13. Settlement. The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate a proposed settlement without the consent of the Corporation. The Corporation will consider in good faith in the best interests of the Corporation whether or not to consent to any such proposed settlement and will advise the Indemnified Party of its determination on a timely basis. If the Corporation advises the Indemnified Party that it does not consent to the settlement provided the settlement is expressly stated to be made by the

Indemnified Party on his own behalf without any admission of liability by the Indemnified Party and/or the Corporation, the Indemnified Party may nonetheless effect the settlement, but the Corporation will not be liable for indemnification under this Agreement with respect to any such settlement.

14. Directors’ & Officers’ Insurance. The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of the Indemnified Party that are subject to indemnification by the Corporation pursuant to this Agreement, are, at all times while the Indemnified Party is a director or officer of the Corporation or other entity described in Section 3.3, as applicable, and for a period of 6 years thereafter, supported by a directors’ and officers’ liability insurance policy (the “Policy”) with terms and conditions reasonably appropriate for a public company of a similar size and scope as the Corporation, without regard to the financial circumstances of the Corporation. As may be required by the Policy, the Corporation will immediately notify the Policy’s insurers of any occurrences or situations that could potentially trigger a claim under the Policy and will promptly advise the Indemnified Party that the insurers have been notified of the potential claim. If the Corporation is sold or enters into any business combination or other transaction as a result of which the Policy is terminated and not replaced with a substantially similar policy equally applicable to the Indemnified Party, the Corporation will cause run off “tail” insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the 6-year term set out in Section 24 without any gap in coverage. The Corporation will provide to the Indemnified Party a copy of each policy of insurance providing the coverage contemplated by this Section promptly after coverage is obtained, and evidence of each annual renewal thereof, and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

14.1 Deductible. If for any reason whatsoever, the Policy insurer asserts that the Indemnified Party is subject to a deductible under any existing or future Policy purchased and maintained by the Corporation for the benefit of the Indemnified Party, the Corporation shall pay the deductible for and on behalf of the Indemnified Party.

14.2 No Double Recovery. The Corporation shall not be obligated to pay the Indemnified Party for any Losses which have been paid on behalf of the Indemnified Party under any insurance policy maintained by the Corporation or otherwise.

14.3 Subrogation. To the extent permitted by law, the Corporation shall be subrogated to all rights which Indemnified Party may have under all policies of insurance or other contracts pursuant to which Indemnified Party may be entitled to reimbursement of, or indemnification in respect of, any Losses borne by the Corporation pursuant to this Agreement.

15. Arbitration. Except as otherwise required by applicable law, all disputes, disagreements, controversies or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration before a single arbitrator under the Arbitration Act (Alberta).The arbitrator will be selected by the managing partner of the Calgary office of any one of the accounting firms of Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP or KPMG LLP, or their respective successors, that is not otherwise then engaged as the auditor of the Corporation having regard to the nature of the dispute (legal, financial or other) or such other party on whom the Corporation and the Indemnified Party agree. The arbitrator will determine the rules for arbitration, including, based on the outcomes of the arbitration, the breakdown between the Corporation and the Indemnified Party of the costs for conducting the arbitration.

16. Tax Adjustment. Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party. However, the foregoing sentence will not apply to any compensation paid as per diem to the Indemnified Party pursuant to Sections 6 or 10.

17. Cost of Living Adjustment. The per diem payable pursuant to Sections 6 and 10 will be adjusted to reflect changes from the date of this Agreement in the All-items Cost of Living Index for the City of Calgary prepared by Statistics Canada or any successor index or government agency in the event that such per diem would otherwise be less than the as adjusted amount.

18. Governing Law. The Agreement will be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

19. Priority and Term. The Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date that is earlier of (a) the date on which the Indemnified Party first became a director or officer of the Corporation; or (b) the date on which the Indemnified Party first served, at the Corporation’s request, as a director or officer, or an individual acting in a capacity similar to a director or officer, of another entity.

20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the fullest extent possible.

21. Binding Effect; Successors and Assigns. This Agreement shall bind and enure to the benefit of the successors, heirs, executors, personal and legal representatives and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Corporation. The Corporation shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Subject to the requirements of this Section 21, this Agreement may be assigned by the Corporation to any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation. This Agreement may not be assigned by the Indemnified Party without the prior written consent of the Corporation.

22. Covenant. The Corporation hereby covenants and agrees that it will not take any action, including, without limitation, the enacting, amending or repealing of any by-law, which would in any manner adversely affect or prevent the Corporation’s ability to perform its obligations under this Agreement.

23. Parties to Provide Information and Co-operate. The Corporation and the Indemnified Party shall from time to time provide such information and co-operate with the other as the other may reasonably request in respect of all matters under this Agreement.

24. Survival. The obligations of the Corporation under this Agreement, other than Section 14, will continue under the later of: (a) 10 years after the Indemnified Party ceases to be a director or officer of the Corporation or other entity described in Section 3.3, as applicable; and (b) with respect to any Proceeding commenced prior to the expiration of such 10-year period with respect to which the Indemnified Party is entitled to claim indemnification hereunder, one year after the final termination of that Proceeding. The obligations of the Corporation under Section 14 of this Agreement will continue for 6 years after the Indemnified Party ceases to be a director or officer of the Corporation or other entity described in Section 3.3, as applicable.

25. Acknowledgement. The Indemnified Party acknowledges that he has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such inde-

pendent legal advice or has decided not to seek such advice, and that he is entering into this Agreement with full knowledge of its contents, of his own free will and with capacity and authority to do so. The Indemnified Party further acknowledges and agrees that this Agreement satisfies in full the Corporation’s obligation of indemnification in favour of the Indemnified Party described in Section 8.02 of By-law No.1 of the Corporation.

26. Confidentiality. The Indemnified Party shall keep this Agreement confidential and shall not disclose it or any of its terms to any other person except and only to the extent required by applicable law.

27. Insolvency. The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors. The rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or other entity as described in Section 3.3, as applicable, or by the winding-up or dissolution of the Corporation or the other entity.

28. Multiple Proceedings. No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

29. Notices. Any notice, consent, waiver or other communication given under this Agreement must be in writing and may be given by delivering it (whether in person, by courier service or other personal method of delivery) or sending it by e-mail or other similar form of electronic record transmission:

to the Indemnified Party at:

[Address]

Attention: [specify]

E-Mail: [email address]

to the Corporation at:

500 Centre Street S.E.

Calgary, Alberta T2G 1A6

Attention: President & Chief Executive Officer

Any such communication is deemed to have been delivered on the date of personal delivery or transmission, as the case may be, if such day is a Business Day and such delivery or transmission was received by the recipient party prior to 5 p.m. (Calgary time) and otherwise on the next Business Day. Any party may change its address for service by notice given in accordance with the foregoing and any subsequent notice must be sent to such party at its changed address.

30. Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement of the parties.

31. Waiver. The failure or delay by a party in enforcing or insisting upon strict performance of any of the provisions of this Agreement does not constitute a waiver of such provision or in any way affect the validity or enforceability of this Agreement or deprive a party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such party.

32. Time of the Essence. Time is of the essence of this Agreement.

33. Counterparts. This Agreement may be executed in any number of separate counterparts (including by electronic means) and all such signed counterparts will together constitute one and the same agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

ENCANA CORPORATION

By:
Name:
Title:

By:
[Director/Officer]